                                                                   EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) for the registration of $1,000,000,000 of debt securities.

    We also consent to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements, financial statement schedule and selected consolidated financial data of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) included in the Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Long Beach, California
October 10, 1997